Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
June 30, 2008	OTCBB: ELDO

Eldorado Artesian Springs Begins Shipments of New Purified Drinking Water Line to Major Retail Account

Louisville, Colorado, June 30, 2008 – Eldorado Artesian Springs, Inc. (OTCBB: ELDO) today announced it has begun shipping private label one-gallon containers of purified drinking water under a contract with one of the world’s largest retailers. The name of the retailer was being withheld at the customer’s request.

Under terms of the extended purchase order, Eldorado will provide the new one-gallon jugs to the retailer’s Colorado region, which includes up to 90 stores with the potential for expansion outside the region. The product will bear the retailer’s private in-house label.

“We are very pleased to add this major customer to the growing number of retailers carrying one or more of our water products,” said Doug Larson, chief executive officer of Eldorado Artesian Springs. “We have been in discussions with this customer account since June 2007 and underwent a rigorous qualification process to assure the customer of our ability to consistently deliver a high quality product in the kind of quantities that will be required to fulfill demand. As time goes by, we hope to leverage a positive and successful supply agreement for additional shelf space opportunities for our other products, including our fast-growing Organic Vitamin Charged Spring Water, the only organic product of its kind available in America.”

Eldorado will produce the new one-gallon product at its bottling plant in Louisville, Colorado, where the Company recently installed a reverse osmosis purification system to produce its first-ever purified drinking water. Heretofore, Eldorado has produced only natural spring water and flavored Organic Vitamin Charged Spring Water, establishing very strong brand recognition and customer loyalty in the retail and home/office delivery markets. The source of water for this new program is more than 24 million gallons of municipal water the Company negotiated with the city of Louisville for in November 2007.

Larson said the new drinking water product is a natural extension of the Company’s product line and addresses a market that comprises 50% of the total bottled water space, with the other 50% being spring water. Larson also cited the compelling economics of adding such a large, well known retailer as well as the potential to leverage the new distribution channel with additional products as key factors in the decision.

Cathy Shoenfeld, chief financial officer, added, “In addition to expanding our product portfolio and opening a new flagship retail account, this contract will provide critical cash flow from core operations that can be redirected for the further promotion of our Organic Vitamin Charged Spring Water. Lacking meaningful outside capital at reasonable rates, we have essentially bootstrapped our growth initiatives with internally generated capital. While this has resulted in relatively modest top line growth in recent years, it has also helped us avoid unnecessary dilution and maintain a strong balance sheet while enabling us to develop and introduce new products and position the Company for potential accelerated growth.”

About Eldorado Artesian Springs, Inc.
Eldorado Artesian Springs, Inc. is a leading bottler, marketer, and distributor of natural spring water beverages in the Rocky Mountains. The Company’s growing product portfolio includes the nation’s only Organic Vitamin Charged Spring Water, which was recently introduced in six flavors and has generated strong market acceptance. The Company also markets five-gallon and three-gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors. Additionally, the Company markets its water in smaller, more convenient size packaging to retail food stores. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about the Company can be found at http://www.eldoradosprings.com.

Safe Harbor Statement
Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-QSB, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts:

Doug Larson
Chief Executive Officer
Eldorado Artesian Springs, Inc.
303-499-1316
doug@eldoradosprings.com

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com